Exhibit 99.1
News Release

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (May 7, 2009)
BAKER REPORTS RECORD FIRST QUARTER EARNINGS PER SHARE
     PITTSBURGH — Michael Baker Corporation (NYSE Amex:BKR) today announced record first quarter diluted earnings per share, on slightly lower revenue compared to the first quarter of 2008.
     For the quarter, Baker reported net income of $7.8 million, or a first-quarter record $0.88 per diluted share, on revenues of $170.6 million, compared to net income of $6.1 million, or $0.69 per diluted share, on revenues of $174.9 million in the first quarter of 2008.
     The two percent decrease in first-quarter 2009 revenue is attributable to a 16 percent period-over-period decline in the Company’s Energy segment revenue, which was partially offset by 6 percent period-over-period growth in the Engineering segment revenue. The Engineering revenue improvement relates primarily to an increase in work performed for the Company’s unconsolidated joint venture operating in Iraq, an increase in work performed on certain federal and state projects, and increases on several existing transportation projects. Partially offsetting this improvement was a decrease in project incentive awards of $0.8 million, as compared to the first quarter of 2008. The decline in the Energy segment’s revenue was caused primarily by changes in the scope of certain domestic managed services contracts, and the completion of another domestic managed services contract during 2008.
     Operating income before corporate overhead allocations in the Engineering segment for the first quarter of 2009 was $15.0 million, an increase of 14.3 percent compared to operating income before corporate overhead allocations for first-quarter 2008. This increase was the result of the aforementioned work being performed in Iraq, as well as profitability improvements on certain federal and state projects. Operating income before corporate overhead allocations expressed as a percentage of Engineering segment revenue was 13.0 percent for the current period, compared to 12.0 percent for 2008.
     Operating income before corporate overhead allocations in the Energy segment for the first three months of 2009 was $3.6 million, a significant improvement from the $1.3 million for the same period of 2008, due mainly to a favorable settlement of a contract-related claim. Operating income before corporate overhead allocations expressed as a percentage of Energy segment revenue was 6.5 percent for the current year, compared to 1.9 percent for 2008.
     The Company’s effective tax rate was 43 percent at March 31, 2009, and 42 percent at March 31, 2008.
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ADD ONE – BAKER REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2009
     Total backlog for the Engineering and Energy businesses at March 31, 2009 was $1.65 billion, compared to $1.22 billion at December 31, 2008. Of these totals, $449.0 million and $449.5 million at March 31, 2009, and December 31, 2008, respectively, are considered funded backlog for the Engineering segment. Included in funded backlog at March 31, 2009, was $57 million related to the Company’s FEMA Map Modernization contract, compared to $68 million at December 31, 2008. The increase in total backlog for the first quarter of 2009 relates primarily to the inclusion in unfunded backlog of two major indefinite delivery/indefinite quantity awards received during the period – the five-year, $600 million FEMA Risk MAP program, and $60 million of a five-year, $240 million contract from the U.S. Army Corps of Engineers Transatlantic Programs Center. Additionally, the remaining contract balance of $202 million related to the FEMA Map Modernization program has been removed from unfunded backlog.
     On the balance sheet as of March 31, 2009, the Company had no long-term debt and an available cash balance of approximately $57 million.
     Commenting on the results, President and Chief Executive Officer Bradley L. Mallory, said, “Obviously, we are pleased to be able to report solid financial and operating performance in this challenging economic environment. Our infrastructure and related services continue to be in strong demand by the broad array of clients and markets that we serve.”
     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, defense, environmental, facilities, geospatial, homeland security, municipal & civil, pipelines & utilities, transportation, water, and oil & gas. With more than 4,500 employees in over 50 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.
     Conference Call
     Michael Baker Corporation has scheduled a conference call and webcast for Thursday, May 7, at 10:00 AM Eastern Daylight Savings Time to discuss these results. Please call 800-860-2442 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com.
     (The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; and changes in information systems. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)
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ADD TWO — BAKER FINANCIAL RESULTS FOR FIRST QUARTER 2009
FINANCIAL SUMMARY
(Unaudited)

First Quarter Operating Results	For the quarter ended March 31
(In thousands, except earnings per share)	2009	2008
Revenues	$170,575	$174,874

Gross profit	28,004	26,716

Income from operations	12,686	9,810

Income before income taxes	13,936	10,651

Net income attributable to Michael Baker Corporation	$7,839	$6,115

Net income per share:
Basic	$0.89	$0.70
Diluted	$0.88	$0.69
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ADD THREE — BAKER FINANCIAL RESULTS FOR FIRST QUARTER 2009

	For the quarter ended March 31
(In millions)	2009	2008

Revenues
Engineering	$115.1	$108.7
Energy	55.5	66.2

Total revenues	$170.6	$174.9

Income/(loss) from operations before Corporate overhead
Engineering	$15.0	$13.1
Energy	3.6	1.3

Total segment income from operations before Corporate overhead	18.6	14.4

Less: Corporate overhead
Engineering	(4.1)	(3.4)
Energy	(1.5)	(1.4)

Total Corporate overhead	(5.6)	(4.8)

Total income/(loss) from operations
Engineering	10.9	9.7
Energy	2.1	(0.1)
Other Corporate (expense)/income	(0.3)	0.2

Total income from operations	$12.7	$9.8

Backlog	As of
(In millions)	3/31/09	12/31/08
Engineering
Funded	$449.0	$449.5
Unfunded	1,012.9	534.7

Total Engineering	1,461.9	984.2
Energy	187.6	233.4

Total	$1,649.5	$1,217.6

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ADD FOUR — BAKER FINANCIAL RESULTS FOR FIRST QUARTER 2009

Condensed Consolidated Balance Sheets	As of
(In thousands)	3/31/09	12/31/08
ASSETS
Cash and cash equivalents	$57,376	$49,050
Receivables, net	103,043	113,676
Unbilled revenues on contracts in progress	74,206	70,455
Prepaid expenses and other	10,228	16,756

Total current assets	244,853	249,937

Property, plant and equipment, net	16,260	16,671
Goodwill and other intangible assets, net	17,230	17,254
Other long-term assets	8,010	8,200

Total assets	$286,353	$292,062

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$38,337	$42,421
Accrued compensation and insurance	40,276	47,162
Other accrued expenses	27,737	28,696
Billings in excess of revenues on contracts in progress	15,847	17,449

Total current liabilities	122,197	135,728

Other long-term liabilities	13,644	13,418

Total liabilities	135,841	149,146

Common Stock	9,355	9,351
Additional paid-in capital	48,563	48,405
Retained earnings	100,053	92,214
Accumulated other comprehensive loss	(2,907)	(2,565)
Less — Treasury shares	(4,761)	(4,761)

Total Michael Baker Corporation shareholders’ investment	150,303	142,644
Noncontrolling interests	209	272

Total shareholders’ investment	150,512	142,916

Total liabilities & shareholders’ investment	$286,353	$292,062

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